EXHIBIT 4.1

FIRST AMENDMENT TO REVOLVING CREDIT NOTE

Cincinnati, Ohio                                December 17, 2013 (the “Effective Date”)

On or as of December 18, 2012, PEOPLES BANCORP INC., an Ohio corporation (“Borrower”), executed and delivered a Revolving Credit Note to U.S. BANK NATIONAL ASSOCIATION, a national banking association ("Lender"), in the maximum principal amount of $5,000,000 (as previously, now or hereafter amended, the “Note”) in connection with and pursuant to the terms and conditions set forth in a certain Loan Agreement by and between Borrower and Lender dated as of December 18, 2012 (as previously, now or hereafter amended, the “Loan Agreement”). Borrower and Lender desire to amend the Note.

1.	Amendment. By this First Amendment to Revolving Credit Note (the “Amendment”), the Note hereby is amended as follows:

1.1	The maturity date of the Note is extended to December 16, 2014. Any references in the Note or the Loan Agreement to the Revolving Credit Loan Maturity Date shall mean December 16, 2014.

2.	General.

2.1	Capitalized terms used herein and not otherwise defined will be given the definitions set forth in the Loan Agreement and the Note.

2.2
Borrower represents and warrants that Borrower has no claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against Lender, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of the foregoing’s respective directors, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As an inducement to Lender to enter into this Amendment, Borrower on behalf of itself, and all of its successors and assigns hereby knowingly and voluntarily releases and discharges all Lender Parties from any and all Claims, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun at any time prior to the Effective Date (as defined above) or occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of any of the terms of the Note, the Loan Agreement or any documents executed in connection with the Note or the Loan Agreement or which was related to or connected in any manner, directly or indirectly to the extension of credit represented by the Note or the Loan Agreement.

2.3
Except as extended hereby, the Note shall remain in full force and effect and is hereby ratified and confirmed as the obligations of Borrower. Nothing contained herein shall affect or impair any rights, remedies, or powers of Lender under the Note or the Loan Agreement. The execution and delivery of this Amendment shall not constitute a novation of the loan evidenced by the Note.

2.4
Nothing contained herein nor any prior written or oral representations by Lender shall be construed as obligating Lender to grant any further extensions of the maturity date of the Note, it being the express agreement of the parties that the Note will be paid, in full, on or the Revolving Credit Loan Maturity Date, as amended hereby, and no later. Time is of the essence.

2.5
Borrower agrees to execute and deliver, or cause to be executed and delivered, any other documents or instruments deemed necessary by Lender to perfect or continue the perfection of any security interest.

2.6	Borrower reaffirms the waiver of jury trial provision contained the Note.

PEOPLES BANCORP INC.

By:
Name: Charles W. Sulerzyski
Title: President and Chief Executive Officer

ACCEPTED:

U.S. BANK NATIONAL ASSOCIATION

By:
Print Name: Brad Clark
Title: Vice President

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